Exhibit 99.1

Box, Inc. Announces Proposed Private Offering of $400 Million of Convertible Senior Notes

September 16, 2024

REDWOOD CITY, Calif.— (BUSINESS WIRE) — Box, Inc. (NYSE:BOX), the leading Intelligent Content Cloud, today announced that it intends to offer, subject to market conditions and other factors, $400 million aggregate principal amount of convertible senior notes due 2029 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Box also intends to grant the initial purchasers of the notes an option to purchase up to an additional $60 million aggregate principal amount of the notes.

The notes will be general senior, unsecured obligations of Box and will accrue interest payable semiannually in arrears. The notes will mature on September 15, 2029, unless earlier converted, repurchased or redeemed. The notes will be convertible into cash up to the aggregate principal amount of the notes to be converted and cash, shares of Box’s Class A common stock (“common stock”), or a combination of cash and shares of Box’s common stock, in respect of the remainder, if any, of Box’s conversion obligation in excess of the aggregate principal amount of the notes being converted, at Box’s election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

Box expects to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions described below. Box also intends to use a portion of the net proceeds from this offering for the repurchase of a portion of its outstanding 0% Convertible Senior Notes due 2026 (the “2026 Notes”). Box intends to use the remainder of the proceeds from this offering for working capital and other general corporate purposes, such as the repurchase or repayment of debt, repurchases of its capital stock and potential acquisitions.

In connection with the pricing of the notes, Box expects to enter into capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions are expected generally to offset the potential dilution to Box’s common stock upon any conversion of notes and/or any cash payments Box is required to make in excess of the principal amount of converted notes, as the case may be, with such offset subject to a cap. If the initial purchasers exercise their option to purchase additional notes, Box expects to enter into additional capped call transactions with the option counterparties.

Box has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates may enter into various derivative transactions with respect to Box’s common stock and/or purchase shares of Box’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Box’s common stock or the notes at that time.

In addition, Box has been advised that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Box’s common stock and/or purchasing or selling Box’s common stock or other securities of Box in secondary market transactions following the pricing of the notes and prior to the maturity of the notes and are likely to do so in connection with any early conversion, repurchase or redemption of the notes to the extent Box unwinds a corresponding portion of the capped call transactions, or if Box otherwise unwinds all or a portion of the capped call transactions, and on each exercise date for the capped call transactions. This activity could also cause or prevent an increase or a decrease in the market price of Box’s common stock or the notes, which could affect a noteholder’s ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, affect the amount and value of the consideration that a noteholder will receive upon conversion of its notes.

Box also expects in connection with the repurchase of a portion of its 2026 Notes, those holders of the 2026 Notes that sell their 2026 Notes to Box may enter into or unwind various derivatives with respect to Box’s common stock and/or purchase shares of Box’s common stock concurrently with or shortly after the pricing of the notes. In particular, Box expects that many holders of the 2026 Notes employ a convertible arbitrage strategy with respect to the 2026 Notes and have a short position with respect to Box’s common stock that they would close, through purchases of Box’s common stock, in connection with Box’s repurchase of the 2026 Notes. This activity could increase (or reduce the size of any decrease in) the market price of Box’s common stock, which may also affect the trading price of the notes at that time, and could result in a higher effective conversion price for the notes. The initial conversion price for the notes will be determined based on the last reported sale price of Box’s common stock per share on the New York Stock Exchange on the day of pricing of the offering.

In connection with the issuance of its 2026 Notes, Box entered into capped call transactions (the “existing capped call transactions”) with certain financial institutions (the “existing capped call counterparties”). If Box repurchases any of the 2026 Notes, Box expects to enter into agreements with the existing capped call counterparties to terminate a portion of the existing capped call transactions corresponding to any principal amount of the 2026 Notes repurchased. In connection with the termination of any of these transactions, Box has been advised that the existing capped call counterparties or their respective affiliates expect to sell shares of Box’s common stock and/or unwind various derivatives with respect to Box’s common stock to unwind their hedge in connection with those transactions. Such activity could decrease, or reduce the size of any increase in, the market price of Box’s common stock.

The offer and sale of the notes, and any shares of Box’s common stock potentially issuable upon conversion of the notes, have not been, and will not be, registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contacts

Investors:

Cynthia Hiponia/Elaine Gaudioso

ir@box.com

Media:

Kait Conetta

press@box.com